CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE: July 30, 2009

Oilsands Quest files Form 10-K Annual Report and Amended Financial Results

Calgary, Alberta -- As previously announced by Oilsands Quest Inc. (NYSE Amex: BQI) (the “Company”) on July 14, 2009, the Company extended the date for filing its Form 10-K for the year ended April 30, 2009 (the “2009 10-K”). The Company announces that it has filed the 2009 10-K with the United States Securities and Exchange Commission (the “SEC”). The Company has also filed an amended Form 10-K/A for the year ended April 30, 2008 and amended Form 10-Qs for the quarterly periods ended July 31, 2008, October 31, 2008 and January 31, 2009. These amended filings reflect the restatement of the Company’s consolidated financial statements for the years ended April 30, 2007 and April 30, 2008 and the quarterly periods ended July 31, 2007 to January 31, 2009. The restatements primarily relate to the accounting for the consideration exchanged in the acquisition of the Company’s remaining non-controlling interest in Oilsands Quest Sask Inc. in August of 2006. For a discussion of the changes to the Company’s consolidated balance sheets and consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income, and a reconciliation of amounts previously reported, see note 2 to the Company’s consolidated financial statements included in its amended annual report on Form 10-K/A for the year ended April 30, 2008 filed today with the SEC.

As discussed in the Company’s amended filings and its 2009 Form 10-K, Management has also completed its review of its internal controls over financial reporting and disclosure controls and procedures. The Company has identified a material weakness in its controls relating to the accounting for, and reporting of, complex and non-routine transactions. The Company intends to remediate the material weakness described above and has disclosed its remediation plan in its amended filings and the 2009 Form 10-K.

Copies of the amended filings and the 2009 10-K are available online at the SEC’s website (www.sec.gov) and on SEDAR (www.sedar.com).

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis presents Management’s perspective of our business, financial condition and overall performance for the year ended April 30, 2009 as reported in the 2009 Form 10-K. This information is intended to provide investors with an understanding of our past performance, current financial condition and outlook for the future. Our discussion and analysis relates to the following topics:

•	Overview of Business
•	Overview of 2009 Results and Outlook
•	Liquidity and Capital Resources
•	Changes in Financial Condition and Results of Operations
•	Share Capital

Overview of Business

We are a U.S. public company based in Calgary, Alberta engaging in a variety of projects in the oil and gas sector and in particular the oil sands and oil shale sectors in Western Canada. We are aggressively exploring Canada’s largest contiguous oil sands land holding, which is located in northeast Alberta, northwest Saskatchewan and Oilsands Quest is leading the development of an oil sands industry in the Province of Saskatchewan.

Oilsands Quest, together with its subsidiaries, is in the exploration and development stage and does not currently have any income from operating activities.

Overview of 2009 Results and Outlook

During the year ended April 30, 2009, the Company’s activities included an exploration drilling program of 57 delineation test wells on its permit lands in Saskatchewan and Alberta, advancement of its pre-commercialization evaluation studies on and reservoir test program on its Axe Lake Discovery, a comprehensive 2-D and 3-D seismic program in Saskatchewan and on adjacent Alberta permits, and an extensive environmental program consisting of monitoring and baseline assessment studies.

During the year ended April 30, 2009, we raised $144.4 million, net of issuance costs, through private placement share issuances, a marketed public offering and proceeds of warrant and option exercises to fund these activities and future programs.

Operations Summary:

Exploration Program

In the fall of 2008, we drilled 31 exploration and delineation test wells in the Axe Lake area, and three exploration test wells in Saskatchewan. In early 2009, we drilled 23 exploration and delineation test wells in Raven Ridge. Evaluation of the drilling data is currently underway. A 25 mile (40 kilometer) 2-D seismic program was conducted on Saskatchewan permits which have not been explored by us through drilling or seismic exploration. We are also continuing with the interpretation of the 1,847 kilometers (1,149 miles) of 2-D and 3-D seismic data collected and processed in the 2007/2008 winter program, which is aiding in the characterization of the reservoir and adjacent formation specific to our three test sites at Axe Lake and the reservoirs at Raven Ridge and in assessing the geological structures on our lands.

Axe Lake Discovery — Reservoir Development Activities

At Test Site 1, we drilled and completed six vertical test holes and drilled three 750-metre horizontal holes (300 metres length within the reservoir). We have procured the horizontal well instrumentation strings necessary to measure the temperature and pressure in the reservoir. We have completed construction of water treatment, steam generation and extraction collection facilities, which includes three steam generators, two diesel power generators, water/oil treatment and oil handling equipment, control systems and eight heated liquid storage tanks to support related Test Site 1 activities. We are nearing completion on the vertical well modules and the supporting electrical and data acquisition systems.

During the year we continued to work on comprehensive simulation studies to develop guidelines on how to best operate the recovery process for the six vertical multi-purpose test holes for the Axe Lake Test Site 1 reservoir test program. The numerical reservoir simulation studies and the supporting laboratory experiments focused on demonstrating fluid mobility and communication between the vertical wells along the bottom of the oil sands reservoir. A comprehensive reservoir monitoring program to support the reservoir test program for the six vertical test holes and three horizontal wells has been developed which includes pressure and temperature monitoring, actual performance versus modeled performance and possible geophysical logging.

Also at Test Site 1, we completed two mini-frac tests that successfully measured the relevant geo-mechanical properties of the oil sands reservoir, as well as the overburden and underburden close to the oil sands reservoir. Calibration of the numerical reservoir simulation tools to the mini-frac tests by conventional history matching techniques is near completion and will support the detailed planning of the initial cold water injection test.

At Test Site 2, the front-end engineering and design work on a facility for solvent testing using hot propane vapor, initiated earlier in the year, is now complete. Construction has been deferred until funding is in place for these tests.

At Test Site 3, we are conducting initial low energy tests using a custom, downhole electrical heater. We measure pressures and temperatures at ten different locations inside the oil sands reservoir. This information has been used for preliminary calibration of our reservoir simulator. Information from the simulator will help maximize the efficiency of the steaming tests on the vertical well program at Test Site 1. We have drilled, completed and instrumented two vertical test holes together with the supporting infrastructure. Ongoing heating of the reservoir was initiated in late October 2008 and re-commenced in mid-January of 2009 with the heater placed at the depth of the Devonian underburden. In April of 2009, the heater was raised at the bottom of the oil sands reservoir and heating was continued. The data gathered from these low energy tests will provide the Company with preliminary in-situ reservoir performance data to be used for simulation modeling in preparation for hot water and steam injection at Test Site 1 and in the continued planning for Test Sites 2 and 3. The program at Test Site 3 has enabled the determination of critical reservoir properties such as effective thermal conductivity and the initial low energy test is nearing completion subject to regulatory and management approvals with the determination of relative permeability of the reservoir at different temperatures.

Abandonment and Reclamation Costs

We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of a project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. As at April 30, 2009, we estimate the total undiscounted inflation-adjusted amount required to settle the asset retirement obligations in respect of the Company’s wells and facilities is approximately $8.2 million. This estimate includes the costs to reclaim the air strip, camp site, access roads and reservoir test sites which are being brought into income over a period of 10 to 30 years. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to property and equipment or exploration expense.

Outlook

Over the next twelve months we plan to continue the activities necessary to increase our resource base and to demonstrate the recoverability of our oils sands resources. Subject to our financial resources, we will continue to pursue exploration programs on our permit and license lands.

We are continuing our testing program based on the current geological interpretation that there is no capping shale in direct contact with our oil sands reservoir. The results of our advanced laboratory studies and numerical reservoir simulations indicate that bitumen production can best be achieved using a reconfiguration of horizontal wells at the bottom of the reservoir. Our analysis points to the three essential elements for a successful application of the bottom-up approach to bitumen extraction: establish and maintain mobility at the bottom of the oil sands reservoir, utilize the full length of the horizontal wells while the bitumen is being produced, implement a comprehensive reservoir monitoring system to observe and manage the growth of the swept zone. A sequential approach to the reservoir test program is required, both in the scale of the field operations at Test Site 1 and by moving from vertical wells to short horizontal wells and then to commercial length horizontal wells. In addition, as part of future pilot activities the detailed operations protocol will move from cold water to hot water to steam at each step for the different well configurations.

In the Axe Lake reservoir test program we expect to conclude the initial testing at Test Site 3 and commence operations at Test Site 1 to demonstrate that we can establish and maintain communication between vertical wells at the bottom of the reservoir using water and steam. The following is an overview of key activities planned in the next twelve months although our plans are subject to change based on many factors, some of which are beyond our control:

•

At Test Site 1, we will be commissioning and starting-up the vertical well test program during the remainder of 2009. Detailed planning of the test is on-going, including incorporating the testing results generated from Test Site 3.

•

Operations at Test Site 1 are scheduled to begin later this summer subject to regulatory and other approvals. Water and steam will be injected into the reservoir in order to mobilize the bitumen at the bottom of the McMurray formation using the vertical test holes.

•	We expect to drill and complete relevant surrounding observation wells and to design, construct and commission the necessary surface facilities at the well site.
•

Water and steam injection into the horizontal wells are planned to begin following the completion of the surface facilities associated with the horizontal test holes. Results from the vertical well program will be incorporated.

•

For the comprehensive reservoir monitoring program, six vertical observation wells for cross-well seismic monitoring and 4 shallow vertical wells for micro-seismic monitoring will be drilled and completed prior to commencement of vertical well operations.

•

We are planning a program to evaluate the characteristics of the overburden at Axe Lake in late 2009. The program, in combination with our extensive 3-D seismic data, is expected to enhance our understanding of the formation overlaying our bitumen deposit.

•

We will continue our reservoir characterization efforts and continue to evaluate well data, perform petrophysical analyses, design and execute pertinent geophysical logging and perform advanced laboratory studies.

•	At Test Site 3, we were applying heat to the reservoir utilizing a down-hole electric heater but have concluded this test.
•

We are continuing the planning of additional exploration programs to further define the location, extent and quality of the potential bitumen resource in Axe Lake, Raven Ridge, Wallace Creek and Eagles Nest.

•	We expect that results from our planned activities will enable us to establish a commercial development plan including a pilot project for Axe Lake.
•

In addition, we will not begin any field activities related to Test Site 2, where tests on the use of recovery processes based on mobilization agents other than steam, such as hot propane were planned.

•

Infrastructure remains a critical element for continued operations and we will continue to investigate various pipe line solutions for gas and liquids transport, different trajectories for permanent road access and possible solutions for the provision of power. We will design and start the execution of a base plan for all infrastructure needs.

•

Efforts are also continuing on converting a portion of our Saskatchewan permits to lease pursuant to the Oil Shale Regulations, 1964, as amended. The permits will not be converted to leases until a development plan which will require an Environmental Impact Assessment has been developed.

•	We intend to maintain our asset base and core technical team in order to advance to commercial development plan for our resource.

We have sufficient funds to carry out our planned activities over the next twelve months. If we accelerate commercial development at Axe Lake or any of our other prospects, our cash requirements will increase significantly. Additional funding may also be required if our current planned activities are changed in scope or if actual costs differ from estimates of current plans. We believe the Company will have access to sufficient funding and sources of capital for its planned activities through to April 30, 2010. Because we constantly and actively monitor our expenditure budgets, if sufficient funding is not available we can adjust our expenditure plans based on available cash. We plan to fund future operations by way of financing, including a public offering or private placement of equity or debt securities. Our development strategy also includes considering partners on a joint venture basis on our specific projects to fund the development of such projects in a timely and responsible manner. However, there is no assurance that debt or equity financing or joint venture partner arrangements will be available to us on acceptable terms, if at all, to meet these requirements. The Company has no revenues, and its operating results, profitability and the future rate of growth depend solely on management’s ability to successfully implement the business plans and on the ability to raise further funding.

Liquidity and Capital Resources

The following discussion of liquidity and capital resources should be read in conjunction with the consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data”.

On May 23, 2008, the Company issued 12,976,761 shares of common stock at a price of $4.20 per share for gross proceeds of $54,502,397 pursuant to a private placement. The Company paid an aggregate of $1,225,120 in fees to a syndicate of agents under the terms of an agency agreement.

On June 17, 2008, the Company issued 640,000 shares of the Company’s common stock as part of the consideration provided for the purchase of the rights of the remaining external partners under the Triple 7 Joint Venture Agreement in the Eagles Nest Prospect.

On October 3, 2008, the Company issued 6,008,156 shares of common stock on a flow-through basis at a price of $3.675CDN ($3.40 US) per share for gross proceeds of $22,079,973 CDN (US$20,421,727) pursuant to a non-brokered private placement. These proceeds must be used for exploration in Canada and the tax benefits from that exploration will flow through to the subscribers.

On October 3, 2008, the Company issued a further 4,800,000 shares of common stock on a flow-through basis at a price of $3.675CDN ($3.40 US) per share for gross proceeds of $17,640,000 CDN (US$16,315,204) pursuant to a private placement. The Company paid an aggregate of $970,200 CDN (US$898,369) in fees to the agents pursuant to an agency agreement. These proceeds must be used for exploration in Canada and the tax benefits from that exploration will flow through to the subscribers.

Under the terms of the flow-through shares issued on October 3, 2008, the Company renounced the tax benefits of the related expenditures to the subscribers effective December 31, 2008. As at April 30, 2009, approximately CDN $26.3 million has been expended on exploration in Canada leaving approximately CDN $13.4 million ($11.2 million US) to be incurred.

The October 3, 2008 flow-through shares were issued at a premium to the then market price in recognition of the tax benefits accruing to subscribers. In accordance with US GAAP the premium was originally recorded as a current liability and then it was drawn down as a reduction of deferred tax expense as the exploration expenditures were incurred.

Subsequent to April 30, 2009, the Company issued 35,075,000 units at a price of $0.85 per unit for gross proceeds of $29,813,750 pursuant to a marketed public offer. Each unit was comprised of one share of common stock and one-half of a share of common stock purchase warrant with each whole warrant entitling the holder to purchase one share of common stock of the Company for $1.10 per share until May 12, 2011.

Changes in Financial Condition and Results of Operations

During the year ended April 30, 2009, the primary focus of the Company was on the engineering and construction of the testing facilities at Test Sites 1 and 3, the continued delineation of the Axe Lake and Raven Ridge discoveries and completing the acquisition of all the remaining rights of the external joint venture partners to the Triple 7 Joint Venture Agreement.

During the year ended April 30, 2008, the primary focus of the Company was the delineation of the Axe Lake Discovery, exploring the Saskatchewan and Alberta permit lands, raising exploration funds, completing the acquisition of an outstanding $0.07 per barrel royalty obligation on the Saskatchewan permit lands, completing the acquisition of all the rights of one of the three external joint venture partners to the Triple 7 Joint Venture Agreement (which encumbered the Eagles Nest Prospect) the acquisition of five oil sands exploration licenses in Saskatchewan, the acquisition of two oil sands exploration permits in Alberta, and the continuation of pre-commercialization studies on our Axe Lake Discovery.

During the year ended April 30, 2007, the primary focus of the Company was exploring the Saskatchewan permit lands, raising exploration funds, completing the acquisition of the non-controlling (minority) interest (35.92%) in OQI Sask, the acquisition of a 2.5% gross overriding royalty on the Saskatchewan permit lands, the acquisition of four oil sands exploration permits in Alberta and the initiation of pre-commercialization studies on our Axe Lake Discovery.

Net Loss

Year ended April 30, 2009 as compared to year ended April 30, 2008. The Company experienced a net loss of $90,472,720 or $0.35 per share for the year ended April 30, 2009 as compared to a net loss of $91,031,316 or $0.40 per share for the year ended April 30, 2008. The Company expects to continue to incur operating losses and will continue to be dependent on additional equity or debt sales and/or property joint ventures to fund its activities in the future.

Year ended April 30, 2008 as compared to year ended April 30, 2007. The Company experienced a net loss of $91,031,316 or $0.40 per share for the year ended April 30, 2008 as compared to a net loss of $86,262,516 or $0.50 per share for the year ended April 30, 2007.

Exploration costs

Year ended April 30, 2009 as compared to year ended April 30, 2008. Exploration costs for the year ended April 30, 2009 were $71,987,066 (2008 — $96,419,694). Exploration costs in the current year relate to drilling, seismic, environmental, engineering and construction costs associated with Test Sites 1 and 3 on our Saskatchewan and Alberta permits. Approximately $27.5 million was spent on drilling engineering and construction costs on Test 1 and 3 programs and the balance of costs relates to exploration and related environmental monitoring activity of which approximately 65% was spent in Saskatchewan and 35% was spent in Alberta. Our desire to decrease our expenditures in response to the current conditions in the global and financial markets is the main reason for the decrease from 2008 to 2009.

Year ended April 30, 2008 as compared to year ended April 30, 2007. Exploration costs for the year ended April 30, 2008 were $96,419,694 (2007 — $26,877,906). Exploration costs in the current year relate to drilling, seismic and environmental work done on our Saskatchewan and Alberta permits. Approximately $27 million was spent on seismic programs and the balance of costs relates to exploration and related environmental monitoring activity of which approximately 75% was spent in Saskatchewan and 25% was spent in Alberta. In addition OQI recovered $242,748 on a uranium property interest that had been previously written off, which was credited to Exploration costs. Exploration costs for the year ended April 30, 2007 are detailed in the next section. Increased activity on the Axe Lake Discovery is the main reason for the increase from 2007 to 2008.

General and administrative

Corporate

Year ended April 30, 2009 as compared to year ended April 30, 2008. General and administrative expenses settled with cash increased from $11,269,873 in 2008 to $14,075,520 in 2009. Expenditures for the ended April 30, 2009 consist of salaries ($7.2 million), legal and other professional fees ($3.1 million) and general office costs ($3.8 million). Expenditures for the year ended April 30, 2008 consist of salaries ($5.5 million), legal and other professional fees ($2.4 million) and general office costs ($3.4 million). Increases in costs in the current fiscal year as compared to the prior year are mainly associated with the cost of assembling the executive, professional and technical team required to execute the Company’s plans.

Year ended April 30, 2008 as compared to year ended April 30, 2007. General and administrative expenses settled with cash increased from $10,576,994 in 2007 to $11,269,873 in 2008. The increase in total costs year over year is not significant. Increases in certain costs (salaries and professional fees) were offset by reductions in other areas (2007 included onetime reorganization costs).

Stock-based consideration

Year ended April 30, 2009 as compared to year ended April 30, 2008. Stock-based consideration expense for the year ended April 30, 2009 of $17,311,893 (2008 — $19,247,333) consists of stock-based consideration related to the issuance of options to directors, officers, employees and consultants and to bonus shares issued to employees. The fair value of the stock options was estimated using the Black-Scholes valuation model consistent with the provisions of SFAS No. 123R. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the option’s expected life and the expected price volatility determined using the historical volatility of the Company’s common stock. OQI has unrecognized stock-based compensation costs of $11,433,179 related to unvested options which will be recognized in future periods as the options vest. The decrease in stock based compensation occurred as a result of the resignation of an officer. The Company modified the terms of unvested awards that would have otherwise been forfeited which resulted in a reversal of cumulative compensation costs on the awards and immediate expensing of the modification-date fair value of the modified awards for a net reversal of $2 million. Stock-based compensation is a non-cash expense. The average value of the stock options using the Black-Scholes valuation model issued during the year ended April 30, 2009 was $1.93 (2008 - $3.69). The year over year decline in the average value of stock options is due to the decline in the market value of the Company’s stock.

Year ended April 30, 2008 as compared to year ended April 30, 2007. Stock-based consideration expense for the year ended April 30, 2008 of $19,247,333 (2007 — $54,510,209) consists of stock-based compensation related to the issuance of options to directors, officers, employees and consultants and to bonus shares issued to employees. The fair value of the stock options was estimated using the Black-Scholes valuation model consistent with the provisions of SFAS No. 123R. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the option’s expected life and the expected price volatility determined using the historical volatility of the Company’s common stock. OQI has unrecognized stock-based compensation costs of $12,607,254 related to unvested options which will be recognized in future periods as the options vest. The large decrease in Stock-based consideration in 2008 is due to the vesting terms of the stock options that were granted in 2007. Approximately 3.9 million stock options that were granted in 2007 vested in that same year compared to only 1.4 million stock options that were granted in 2008. Stock based compensation is a non-cash expense. Stock based compensation also decreased as approximately $10 million was recognized on combination of OQI Sask in fiscal 2007.

Foreign Exchange Loss

Year ended April 30, 2009 as compared to year ended April 30, 2008. Foreign exchange loss of $4,779,535 (2008 — gain of $440,636) resulted from holding Canadian dollar cash in the parent company with a US dollar functional currency when the value of the Canadian dollar declined as compared to the U.S. dollar.

Year ended April 30, 2008 as compared to year ended April 30, 2007. Foreign exchange gain of $440,636 (2007 — loss of $74,803) resulted from holding Canadian dollar cash in the parent company with a US dollar functional currency when the value of the Canadian dollar increased as compared to the U.S. dollar.

Depreciation and accretion

Year ended April 30, 2009 as compared to year ended April 30, 2008. Depreciation and accretion expense of $1,563,927 (2008 — $1,072,565) relates to camp facilities, equipment and corporate assets. Accretion expense relates to the asset retirement obligation recognized on the airstrip, camp site, access road, and the reservoir test sites which are being brought into income over a period of 10 to 30 years.

Year ended April 30, 2008 as compared to year ended April 30, 2007. Depreciation expense of $1,072,565 (2007 — $367,827) relates to camp facilities.

Interest income

Year ended April 30, 2009 as compared to year ended April 30, 2008. Interest income of $1,089,483 (2008 — $2,468,694) was recognized in fiscal 2009 because the Company had pre-funded its 2009 exploration and reservoir testing programs resulting in cash on hand which was invested in short-term deposits. The decrease in interest income is due to significant reductions in interest rates.

Year ended April 30, 2008 as compared to year ended April 30, 2007. Interest income of $2,468,694 (2007 — $1,530,720) was recognized in fiscal 2008 because the Company had pre-funded its 2008 winter exploration resulting in cash on hand which was invested in short-term deposits.

Income tax benefit

Year ended April 30, 2009 as compared to year ended April 30, 2008. The deferred income tax benefit of $18,155,738 (2008 — $34,068,819) relates to the tax benefit that is generated by expensing all exploration costs. This results in a higher tax basis for the Company’s capital assets when compared to their carrying value.. The deferred tax benefit otherwise reported is reduced by the impact of flow through expenditures: the deferred tax benefit of which flows through to subscribers. Drawdown of the flow through share premium liability decreases the benefit. The net impact for the year was a reduction of the deferred tax benefit in the amount of $4,742,834 (2008 - $6,189,768). The deferred tax liability reported on the balance sheet is mainly related to the book value of property which will not be deductible for tax purposes and is related to the Company’s 2006 acquisition of the non-controlling (minority) interest in OQI Sask. Note 7 to the Financial Statements provides a complete reconciliation of the income tax benefit reported to the amount that would be expected from applying the combined Canadian federal and provincial income tax rate of 27%.

Year ended April 30, 2008 as compared to year ended April 30, 2007. The income tax benefit of $34,068,819 (2007 — ($107,580)) relates to the tax benefit that is generated by expensing all exploration costs. This results in a higher tax basis for the Company’s capital assets when compared to their carrying value. A similar recovery was not seen in 2007 as the majority of the tax benefits realized on the exploration costs were renounced to share holders through the issuance of flow-through shares. Note 7 to the Financial Statements provides a complete reconciliation of the income tax recovery reported to the amount that would be expected from applying the combined Canadian. federal and provincial income tax rate of 27%.

Non-controlling shareholder interest loss

Year ended April 30, 2009 as compared to year ended April 30, 2008. No non-controlling interest loss was recognized in 2009 or 2008 as OQI acquired the non-controlling interest in OQI Sask on August 14, 2006.

Year ended April 30, 2008 as compared to year ended April 30, 2007. No non-controlling interest loss was recognized in 2008 (2007 — $4,722,083) as OQI acquired the non-controlling interest in OQI Sask on August 14, 2006.

Share Capital

At June 19, 2009, the Company had 276,654,511 shares of common stock issued and outstanding, 24,497,932 options to acquire shares of common stock, and 23,862,500 shares of common stock issuable pursuant to warrants outstanding. The options have a weighted average exercise price of $4.14 per share and 6,325,000 of the warrants have an exercise price of $6.75 per share and the remaining 17,537,500 warrants have an exercise price of $1.10.

At June 19, 2009, OQI’s fully diluted shares of common stock outstanding was 363,847,746 (276,654,511 shares issued and outstanding plus 24,497,932 options, plus 23,862,500 warrants, plus Exchangeable Shares and options to acquire exchangeable shares which can be exchanged into 37,444,235 shares, plus 1,388,567 shares reserved for settlement with creditors of a former subsidiary).

An Exchangeable Share provides the holder with economic terms and voting rights which are, as nearly as practicable, equivalent to those of a share of OQI common stock. The Exchangeable Shares are represented for voting purposes in the aggregate by one Preferred Share. The one Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to OQI shareholders.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring Canada's largest holding of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Cautionary Statement about Forward-Looking Statements

This news release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

•	the amount and nature of future capital, development and exploration expenditures;
•	the timing of exploration activities;
•	business strategies and development of our business plan and drilling programs;
•	potential reservoir recovery optimization processes.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management and the company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, lack of infrastructure in the region in which the company’s resources are located and risks associated with the company’s ability to implement its business plan. The Company’s views about the restatement, its remediation of a material weakness in its controls, its financial condition, performance and other matters also constitute “forward-looking statements”. These forward-looking statements are subject to risks and uncertainties including, but not limited to, the results and effect of the Company’s review of its accounting practices, potential delisting of our common stock on the NYSE Amex or cease trade orders by regulatory authorities; potential claims and proceedings relating to the adjustments to the Company’s financial statements or its accounting practices, including shareholder litigation and action by the SEC or other governmental agencies which could result in civil or criminal sanctions against the Company and/or certain of its current or former officers, directors and/or employees; and negative tax or other implications for the Company resulting from the accounting adjustments and other factors detailed from time to time in the Company’s filings under the Securities Exchange Act of 1934. Many of these risks and uncertainties are beyond the control of the Company. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

For more information:

Garth Wong

Chief Financial Officer

Or

Riyaz Mulji

Manager, Investor Relations

Email: ir@oilsandsquest.com

Investor Line: 1-877-718-8941